Exhibit 99.1

FOR IMMEDIATE RELEASE

COMARCO REPORTS FISCAL 2006 FIRST QUARTER FINANCIAL RESULTS

Company Receives WTS Purchase Orders from Major U.S. Wireless Carrier

Magnitude of Orders Expected to Reach Multi-Million Dollar Range

IRVINE, Calif., June 15, 2005 – Comarco, Inc. (NASDAQ: CMRO), a leading provider of wireless test solutions, wireless emergency call box systems, and ChargeSource mobile power products for notebook computers, cellular telephones, and other handheld devices, today announced financial results for the first quarter of fiscal year 2006 ended April 30, 2005.

Revenue for the first quarter of fiscal 2006 was $8.0 million, up 17% compared with $6.8 million reported for the fourth quarter of fiscal 2005. The Company reported $9.1 million in revenue for the first quarter of fiscal 2005.

Wireless test solutions (“WTS”) revenue was $3.7 million in the first quarter of fiscal 2006, and was comparable to the fourth quarter of fiscal 2005. The Company reported $5.3 million in wireless test solutions revenue for the first quarter of fiscal 2005. Commencing with the first quarter of fiscal 2006, the Company changed its accounting for sales to SwissQual, its European reseller, to the full accrual basis. This change increased WTS revenue by $1.1 million and reduced the Company’s first quarter operating loss and loss per share by $0.7 million and $0.09, respectively.

ChargeSource revenue for the first quarter of fiscal 2006 was $1.8 million, up 27% compared with the $1.4 million reported for the fourth quarter of fiscal 2005. The Company reported $2.2 million in ChargeSource revenue for the first quarter of fiscal 2005. Call box revenue was $2.4 million, up 56% compared with the $1.5 million reported in the fourth quarter of fiscal 2005 and up 52% compared with the $1.6 million reported for the first quarter of fiscal 2005.

“The market environment for our call box and WTS businesses have improved markedly,” said Comarco President and CEO, Tom Franza. “Based on orders negotiated and awarded, we expect to see a strong pick-up in revenue attributable to these two businesses. Regarding ChargeSource, we are continuing to gain market placement with leading retailers and are continuing to pursue the OEM third-party option segment.

“In addition, our WTS business is benefiting from the upgrades U.S. wireless carriers have begun implementing as they migrate their infrastructures toward 3G,” continued Mr. Franza. “Just recently, we began receiving purchase orders from a major U.S. wireless carrier for our Seven.Five voice and data product to be used as the key component of its benchmarking and quality of service program. We believe these significant orders further underscore the superiority of our technology.”

Loss from continuing operations for the first quarter of fiscal 2006 was $1.5 million or $0.20 per share. This compares with a loss from continuing operations of $2.8 million or $0.38 per share in the fiscal fourth quarter of 2005. The loss from continuing operations in the fiscal first quarter of 2005 was $0.7 million or $0.10 per share.

2 Cromwell, Irvine, CA 92618 U.S.A.        Office:(949) 599-7400        Fax: (949) 599-1415

During the first quarter of fiscal 2005, the Company recorded an income tax benefit of $0.4 million or $0.06 per share.

“For the past several quarters, we have concentrated on rebuilding and refocusing our overall operations so that we would be positioned to capitalize on opportunities that would create future growth,” continued Mr. Franza. “We are making visible progress toward achieving our long-term goals of predictable, profitable growth and believe that we have all of the resources and the strategy necessary to continue on this trajectory.”

Business Outlook

The Company’s WTS business is benefiting from the rollout of next generation wireless technologies. The Company’s Seven.Five product platform is the leading edge technology for quality of service algorithms, scanning receivers, and powerful post processing tools designed specifically for second and third generation cellular networks. The Company continues to anticipate a quarterly run-rate of $4.0 million to $6.0 million per quarter for the remainder of fiscal 2006, or approximately $20.0 million for the year.

Regarding ChargeSource, the Company continues to expect to gain additional placements in retail, OEM, and other channels through its relationship with Kensington and others and as a result of its launch of a range of strategic new products. As a result, the Company continues to expect sequential revenue increases for ChargeSource each quarter for the remainder of fiscal 2006. By the end of the year, Comarco continues to expect ChargeSource to be on a revenue run-rate of approximately $5.0 million per quarter, or $20.0 million annually.

Supported by current upgrade contract and project awards, the Company reiterated its estimate that call box revenue will total at least $10.0 million for fiscal 2006.

Throughout fiscal 2006, the Company expects to continue to effectively manage its balance sheet, which included approximately $1.40 per share in cash at April 30, 2005.

Forward-Looking Information

This news release includes “forward-looking statements” that are subject to risks, uncertainties, and other factors that could cause actual results or outcomes to differ materially from those contemplated by the forward-looking statements. Forward-looking statements in this release are generally identified by words such as “believes,” “anticipates,” “plans,” “expects,” “will,” “would,” and similar expressions that are intended to identify forward-looking statements. A number of important factors could cause our results to differ materially from those indicated by these forward-looking statements, including, among others, the impact of perceived or actual weakening of economic conditions on customers’ and prospective customers’ spending on our products and services; quarterly fluctuations in our revenue or other operating results; failure to meet financial expectations of analysts and investors, including failure from significant reductions in demand from earlier anticipated levels; potential difficulties in the assimilation of operations, strategies, technologies, personnel and products of acquired companies and technologies; risks related to market acceptance of our products and our ability to meet contractual and technical commitments with our customers; activities by us and others regarding protection of intellectual property; and competitors’ release of competitive products and other actions. Further information on potential factors that could affect our financial results are included in risks detailed from time to time in our Securities and Exchange Commission filings, including without limitation our annual report of Form 10-K for the year ended January 31, 2005.

2 Cromwell, Irvine, CA 92618 U.S.A.        Office:(949) 599-7400        Fax: (949) 599-1415

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Moreover, neither any other person nor we assume responsibility for the accuracy and completeness of the forward-looking statements. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

Earnings Conference Call

Comarco will host a conference call to discuss the financial results for the fiscal first quarter of 2006 which ended April 30, 2005, current corporate developments and its outlook for the remainder of fiscal 2006 at 11 a.m. Pacific Time on June 15, 2005. Dial (800) 219-6110 domestically or (303) 262-2193 internationally to listen to the call. A live Webcast will also be made available at www.comarco.com. A replay will be available approximately one hour after the call for 7 days following the call’s conclusion. To access the replay, dial (800) 405-2236 for domestic callers or (303) 590-3000 for international callers, both using passcode 11032526#. An archive of the call will be made available at www.comarco.com for 90 days following the call’s conclusion.

About Comarco

Based in Irvine, Calif., Comarco is a leading provider of wireless test solutions for field test applications, wireless emergency call box systems, and ChargeSource universal mobile power products for laptop computers, cellular telephones, and other handheld devices. The Company’s Web sites can be found at www.comarco.com and www.chargesource.com.

Company Contacts:		Investor Contact:
Tom Franza	Dan Lutz	Douglas Sherk/Jennifer Beugelmans
President and CEO	Vice President and CFO	CEO/Senior Vice President
Comarco, Inc.	Comarco, Inc.	EVC Group, Inc.
(949) 599-7440	(949) 599-7556	(415) 896-6820
tfranza@comarco.com	dlutz@comarco.com	dsherk@evcgroup.com

2 Cromwell, Irvine, CA 92618 U.S.A.        Office:(949) 599-7400        Fax: (949) 599-1415

COMARCO, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended April 30,
	2005	2004
Revenue	$7,962	$9,070
Cost of sales	5,525	5,793

Gross profit	2,437	3,277
Selling, general and administrative costs	2,198	2,636
Engineering and support costs	1,814	1,856

Operating loss	(1,575)	(1,215)
Other income	57	47
Minority interest in loss of subsidiary	—	5

Loss before income taxes	(1,518)	(1,163)
Income tax benefit	—	426

Net loss before discontinued operations	(1,518)	(737)

Discontinued operations	(3)	(3)

Net loss	$(1,521)	$(740)

Basic and diluted loss per share:
Loss from continuing operations	$(0.20)	$(0.10)
Discontinued operations	—	—

Net loss	$(0.20)	$(0.10)

Weighted average common shares outstanding:
Basic	7,422	7,285

Diluted	7,422	7,285

Common shares outstanding:	7,422	7,292

2 Cromwell, Irvine, CA 92618 U.S.A.        Office:(949) 599-7400        Fax: (949) 599-1415

COMARCO, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands)

ASSETS

	April 30, 2005	January 31, 2005
	(Unaudited)	(A)
Current Assets:
Cash and cash equivalents	$10,372	$12,270
Short-term investments	1,128	1,598
Accounts receivable, net	5,881	5,276
Amounts due from affiliate	1,181	1,100
Inventory	7,904	8,448
Other current assets	607	817

Total current assets	27,073	29,509

Property and equipment, net	2,111	2,154
Software development costs, net	3,055	3,543
Intangible assets, net	2,394	2,394
Goodwill	1,416	1,495
Other assets	1,131	1,131

	$37,180	$40,226

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$192	$101
Deferred revenue	2,894	3,747
Deferred compensation	1,128	1,598
Accrued liabilities	4,713	5,006

Total current liabilities	8,927	10,452

Stockholders’ equity	28,253	29,774

	$37,180	$40,226

(A)	Derived from the audited and consolidated financial statements as of January 31, 2005.

2 Cromwell, Irvine, CA 92618 U.S.A.        Office:(949) 599-7400        Fax: (949) 599-1415